EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-170246) and related Prospectus of Entertainment Gaming Asia Inc. for the registration of up to $20,000,000 shares of its common stock and warrants and to the incorporation by reference therein of our report dated March 30, 2011, with respect to the consolidated financial statements of Entertainment Gaming Asia Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/S/ Ernst & Young

Hong Kong, SAR

July 26, 2011